DOR BioPharma, Inc.
850 Bear Tavern Road, Suite 201
Ewing, NJ 08628
www.dorbiopharma.com

DOR BioPharma Reports 1st Quarter 2008 Financial Results

EWING, NJ – May 16, 2008 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”) today announced its financial results for the first quarter ended March 31, 2008.

Revenues for the first quarter of 2008 were approximately $0.7 million compared to $0.2 million in the first quarter of 2007. The increase is attributed to the continued progress and attainment of milestones in the development of RiVaxTM, DOR’s vaccine against ricin toxin.  Revenues resulted from the second NIAID grant that was received for RiVaxTM in September 2006 for $5.2 million.

The Company’s net loss for the first quarter of 2008 was approximately $1.4 million, or $0.01 per share, compared to $2.2 million, or $0.03 per share, for the first quarter of 2007. This decrease in the net loss is primarily attributed to higher costs in 2007 associated with regulatory and consultant expenses in connection with regulatory activities in support of the New Drug Application for orBec® (oral beclomethasone dipropionate) in the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD).

Research and development expenses in the first quarter of 2008 were approximately $0.6 million, compared with $1.0 million for the first quarter of 2007. Research and development expenses in 2008 were primarily attributed to RiVaxTM and European regulatory expenses for orBec®.  General and administrative expenses for the first quarter of 2008 were approximately $0.8 million, compared with $1.2 million for the first quarter of 2007. The decrease was attributed to reduction in overhead expenditures as well as a $0.3 million non-cash charge from a dilution event that was expensed in 2007.

“Despite our FDA setback late last year, we believe that the future is promising for DOR and its shareholders,” stated Christopher J. Schaber, PhD, President and CEO of DOR.  “We are working with the FDA to finalize our protocol so that we may begin the next Phase 3 clinical trial of orBec® as soon as possible.  We strongly believe in the pharmacology of orBec® previously demonstrated in two randomized, double-blind, placebo-controlled clinical trials in the treatment of acute GI GVHD, and intend to continue to build upon these clinically important data with the upcoming confirmatory Phase 3 clinical study.  Furthermore, we have active interest in business development deals involving orBec®, including potential licensing deals and M&A alternatives.”

DOR’s Recent and First Quarter 2008 Events:

On May 9th, DOR announced the appointment of Christopher J. Schaber, PhD, to the Board of Directors of the Alliance for Biosecurity.

On May 8th, DOR announced that it had entered into an option agreement with Harvard University for a third-generation anthrax vaccine to build upon its biodefense portfolio.

On April 29th, DOR announced the initiation of non-human primate efficacy studies of RiVax™, its vaccine against ricin toxin.

On February 15th, DOR announced a Named Patient Access program for orBec® in South Korea in collaboration with BL&H Co., Ltd.

On February 14th, DOR announced that it had entered into an $8.5 Million common stock purchase agreement with Fusion Capital.

On February 13th, DOR announced positive new pulmonary effect data from prior orBec® clinical trials.  These data were presented at the 2008 Annual Tandem Bone Marrow Transplant conference in San Diego.

On January 29th, DOR announced the achievement of a two-year stability milestone for RiVaxTM.

On January 3rd, DOR announced receipt of Orphan Drug Designation for Oral BDP for the treatment of pediatric Crohn’s disease.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of bone marrow transplantation. DOR filed a New Drug Application for orBec® with the FDA for the treatment of acute GI GVHD and received a not approvable letter in which the FDA has requested data from a confirmatory Phase 3 clinical trial to demonstrate the safety and efficacy of orBec®. A Marketing Authorization Application with the European Medicines Evaluation Agency has also been validated and is under review.  orBec® is currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Oral BDP may also have application in treating other gastrointestinal disorders characterized by severe inflammation. DOR has initiated a development program with its Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin, botulinum toxin and anthrax. DOR’s ricin toxin vaccine, RiVaxTM, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, Inc., please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that DOR conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200
www.dorbiopharma.com

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